HOST HOTELS & RESORTS ANNOUNCES THE ELECTION OF W. EDWARD WALTER TO ITS BOARD OF DIRECTORS, THE ELECTIONS OF LARRY K. HARVEY TO EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER AND GREGORY J. LARSON TO EXECUTIVE VICE PRESIDENT, CORPORATE STRATEGY AND FUND MANAGEMENT

Bethesda, MD; November 1, 2007 - Host Hotels & Resorts, Inc. (NYSE:HST) today announced that W. Edward Walter, the Company’s President and Chief Executive Officer, has been elected to the Board of Directors. Mr. Walter will fill the vacancy on the Board of Directors that resulted from the resignation of Christopher J. Nassetta as Director effective October 31, 2007.

The Board elected Larry K. Harvey to serve as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. Harvey has been with the Company for a total of 10 years, having rejoined the Company in 2003. He most recently served as the Company’s Treasurer and prior to that served as Senior Vice President, Chief Accounting Officer.

In addition, the Board elected Gregory J. Larson to serve as Executive Vice President, Corporate Strategy and Fund Management. Mr. Larson will develop a new business of raising pools of capital from private institutional investors, managed by the Company to be deployed domestically and globally in investment funds and joint ventures. He will also be in charge of corporate strategy and will continue to lead the investor relations team. Mr. Larson has been with the Company for 14 years and most recently served as Senior Vice President, Fund Management and Investor Relations and prior to that served as the Company’s Treasurer.

Ed Walter said, “We are pleased to announce the promotions of these two talented executives. Larry brings significant experience and energy to the CFO position and has been an important part of the Company’s senior management team since he rejoined us in 2003. We are also very excited that Greg will be in charge of corporate strategy and fund management, reporting directly to me. We know that Greg will be successful in his new role and that investor relations will continue to benefit from his leadership.”

Host Hotels & Resorts, Inc. News Release	November 1, 2007

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company that is the largest lodging real estate investment trust and one of the largest owners of luxury and upper upscale hotels. The Company currently owns 121 properties with approximately 64,000 rooms, and also holds a minority interest in a joint venture that owns ten hotels in Europe with approximately 3,200 rooms. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Four Seasons®, Hilton® and Swissôtel®* in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

*	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

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